CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
HANCOCKFABRICS.COM, INC.

TO THE DELAWARE SECRETARY OF STATE:

Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, HANCOCKFABRICS.COM, INC. (the "Corporation") hereby adopts the following Certificate of Amendment to its Certificate of Incorporation:

1.	The name of the Corporation is:

HANCOCKFABRICS.COM, INC.

2.	The amendment so adopted is:

FIRST: The original Certificate of Incorporation is hereby amended by adding the following new Article:

10. Notwithstanding any other provision contained herein to the contrary, the Corporation shall not issue nonvoting equity securities. This prohibition on issuance of nonvoting equity securities is in compliance with Section 1123 of the Bankruptcy Code, and shall have no force and effect except to the extent and for so long as such Section 1123 is applicable to the Corporation.

3.	Except as hereinabove amended, the Certificate of Incorporation of the Corporation is continued hi full force and effect.

4.	There are One Thousand (1000) shares of stock of the Corporation outstanding as of the time of the adoption of this amendment.

5.
The foregoing Amendment to the Certificate of Incorporation of the Corporation was duly adopted and approved by the stockholders and directors of the Corporation as of the 24th day of July, 2008, by written consent in lieu of a special meeting of the Stockholders and Board of Directors pursuant to Sections 141(f) and 228 of the Delaware General Corporation Law.

6.	The effective date of the foregoing Amendment to the Certificate of Incorporation of the Corporation shall be the 25th day of July, 2008.

By:	/s/ Chris Elledge
Chris Elledge, President